Exhibit 11.  Computation of Net Income (Loss) Per Share.

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                   TRANSTECH INDUSTRIES, INC.
        COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                              Years Ended
                                              December 31,
BASIC:                                      2002        2001
Weighted Average Common Shares
  Outstanding                            2,979,190    2,943,848

Net Income (Loss)                      $ 3,503,000  $   415,000

Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                $1.18       $  .14

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,979,190    2,943,848
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,979,190    2,943,848

Net Income (Loss)                      $ 3,503,000  $   415,000


Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share               $ 1.18       $  .14

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